SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): July 31, 2006

American Greetings Corporation

(Exact Name of Registrant as Specified in its Charter)

Ohio	1-13859	34-0065325
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One American Road Cleveland, Ohio	44144
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (216) 252-7300

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sale of Equity Securities.

On May 26, 2006, American Greetings Corporation entered into an indenture (the “New Notes Indenture”) with U.S. Bank National Association, as trustee, in connection with American Greetings’ offer to exchange (the “Exchange Offer”) new 7.00% Convertible Subordinated Notes due July 15, 2006 (the “New Notes”) for all of its outstanding 7.00% Convertible Subordinated Notes due July 15, 2006 (the “Old Notes”). Pursuant to the Exchange Offer, as of May 26, 2006, approximately $159.1 million aggregate principal amount, representing approximately 91.0% of the outstanding principal amount of the Old Notes, were exchanged for New Notes.

In connection with the maturity of the New Notes, holders of all of the New Notes elected to convert their New Notes into American Greetings Class A common shares in accordance with the New Notes Indenture. As a result, on August 3, 2006, we issued 4,379,339 Class A common shares to holders of the New Notes and paid the approximately $159.1 million principal amount of the New Notes in cash. In accordance with the New Notes Indenture, the number of shares issued was calculated based on the ten day volume weighted average price (“VWAP”) for our Class A common shares of $22.51. The VWAP was determined over the ten business day period ending July 31, 2006. The Class A common shares were issued in reliance upon the exemption from registration provided in Section 3(a)(9) of the Securities Act of 1933, as amended. No commission or other remuneration was paid or given directly or indirectly for soliciting these transactions.

A description of the material terms of the conversion rights of the New Notes, including the calculation of the VWAP, is incorporated herein by reference to the information under the headings “Summary Description of the Notes” and “Conversion Rights” in the American Greetings’ offering memorandum dated April 6, 2006, which was filed as Exhibit 99(a)(1)(i) to the American Greetings Schedule TO dated April 6, 2006, as amended and supplemented by Amendment No. 1 filed on April 26, 2006, Amendment No. 2 filed on May 10, 2006, Amendment No. 3 filed on May 12, 2006, Amendment No. 4 filed on May 15, 2006, Amendment No. 5 filed on May 22, 2006, and Amendment No. 6 filed on May 26, 2006.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

American Greetings Corporation (Registrant)

By:	/s/ Catherine M. Kilbane
Catherine M. Kilbane, Senior Vice President, General Counsel and Secretary

Date: August 4, 2006

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